Exhibit 5.1

Lee J. Mendelson

Of Counsel

NY, NJ, PA & CT Bars

Email:  lmendelson@moritthock.com

December 5, 2007

U.S. Securities and Exchange Commission

100 F. Street

Washington, D.C. 20549

Dear Sir or Madam:

You have requested an opinion with respect to certain matters in connection with the filing by Hamptons Luxury Homes, Inc. (the "Company") of a Registration Statement on Form S-8 (the "Registration Statement") with the Securities and Exchange Commission under the Securities Act of 1993, as amended (the “Act”)  The Registration Statement relates to the issuance, offering and/or sale by the Company of up to an aggregate of 1,000,000 shares (the “Shares”) of the Company’s Common Stock, reserved for issuance from time to time and upon the exercise of stock options granted, or to be granted, to Robert C. Morsch (“Morsch”) pursuant to employment agreement (the “Agreement”) between the Company and Morsch.  We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

In connection therewith, we have examined and relied upon the original, or a copy, certified to our satisfaction, of (i) the Articles of Incorporation and By-laws, as amended, of the Company; (ii) records of corporate proceedings of the Company authorizing the Agreement and related matters; (iii) the Registration Statement and exhibits thereto; and (iv) such other documents and instruments as we have deemed necessary for the expression of the opinions contained herein.  In making the foregoing examinations, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified or photostatic copies.  As to various questions of fact material to this opinion, we have relied, to the extent we deem reasonably appropriate, on representations or certificates of officers or directors of the Company and upon documents, records and instruments furnished to us by the Company, without independently checking or verifying the accuracy of such documents, records and instruments.

Assuming that the Company maintains an adequate number of authorized but unissued shares of Common Stock available for issuance under the Agreement, and assuming that the consideration for the Shares to be issued pursuant to the Agreement is actually received by the Company in accordance with the Agreement and the General Corporation Law of the State of Delaware, we are of the opinion that the Shares to be issued pursuant to the Agreement will be duly and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not admit that we come within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder.

Very truly yours,

MORITT HOCK HAMROFF &

HOROWITZ LLP

By:  /s/ Lee J. Mendelson

Lee J. Mendelson, Of Counsel

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